Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is made by and between Peter J. Conner (“Executive”), an individual, and Banner Corporation, a Washington Corporation (the “Company”), Banner Bank (the “Bank”), and the Bank’s subsidiaries (collectively, “Banner”), effective as of ________________, 2023 (the “Agreement Date”).
WHEREAS, the Bank and Executive are parties to the Employment Agreement dated November 5, 2014, as amended on July 1, 2017 (the “Employment Agreement”); and
WHEREAS, the Bank and Executive, in exchange for the consideration provided for in this Agreement, including continued employment and the attendant salary and benefits and separation pay and benefits as described herein, seek to enter this Agreement, which includes restrictive covenants and a complete general release of all claims.
NOW, THEREFORE, in consideration of the foregoing, the Company and Executive agree as follows:
1. Separation of Employment. Executive hereby irrevocably (a) retires from Executive’s position as Executive Vice President, Chief Financial Officer of the Bank, as of April 10, 2023; (b) retires from Executive’s position as Executive Vice President, Chief Financial Officer of the Company, as of October 10, 2023; (c) ceases to hold any duties or responsibilities as an officer or director with the Bank, the Company, and any of their respective subsidiaries as of October 10, 2023; and (d) terminates his employment with Banner Bank and its affiliates as of the Separation Date (defined below). The retirement dates described in clauses (a) and (b) of this Paragraph 1 each shall be referred to herein as a “Retirement Date.”
2. Separation Date and Expectations During the Notice Period and Transition Period. Executive’s last day of work will be April 10, 2024 (the “Separation Date”). The period of time between signing of this Agreement and the Retirement Date applicable to the Company shall be considered the “Notice Period.”  The period of time between the end of the Notice Period and the Separation Date shall be considered the “Transition Period,” provided that, in the event Executive voluntarily terminates his employment or is Terminated for Cause (as defined below) during the Transition Period, the Separation Date shall be adjusted to correspond to the Executive’s last day of employment and the Transition Period shall be correspondingly adjusted. All pay and benefits under any of Banner’s plans, policies, or programs, shall cease as of the Separation Date unless extended by Executive pursuant to the terms of the applicable plans or unless provided otherwise in this Agreement.
“Terminated for Cause” means the Executive’s termination of employment with Banner because of the Executive’s personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties (unless Executive is prevented from performing such duties because Executive is disabled or suffering from a medical condition that reasonably prevents Executive from performing such duties despite following a treatment plan provided by a physician or licensed medical specialist), willful violation of any law, rule, or regulation (other than traffic violations or offenses that are classified as misdemeanors) or final cease-and-desist order, acts or failures to act that may have a material detrimental effect on the reputation or business of the Company or the Bank or would be reasonably likely to result in regulatory sanctions, penalties or restrictions on the Company’s or the Bank’s operations, or material breach of any provision of this Agreement unless Executive cures such material breach within ten (10) days after a written notice describing such material breach is received by Executive.
a. During the Notice Period, (i) Executive will be expected to continue to be fully engaged in his role as Chief Financial Officer of the Company and, as applicable, of the Bank; (ii) the Employment Agreement will remain in effect, except for the restrictive covenants in sections 11(b), (c), (e) of the Employment Agreement, which shall be replaced by the restrictive covenants in Paragraph 11  herein; and (iii) Executive will continue to receive the same pay and benefits he is entitled to under the Employment Agreement. Notwithstanding any provisions to the contrary in the Employment Agreement, Executive and Banner hereby agree that the “Date of Termination” for purposes of the Employment Agreement shall be the last day of the Notice Period; as of that date, the Employment Agreement shall be deemed terminated, with the only surviving provisions being those identified as such in the Employment Agreement. For the avoidance of doubt, section 5 (“Cash Compensation; Bonuses/Incentives; Expenses; Awards”), section 6 (“Benefits”), section 7 (“Vacations; Leave”), and section 8 (“Termination of Employment”) of the Employment Agreement shall terminate and be of no further force and effect immediately upon the conclusion of the Notice Period. Thereafter, until the Separation Date, Executive shall be subject to the same policies, and entitled to the same benefits, as are generally applicable to non-executive employees of the Bank except as otherwise described in Paragraph 2(b) below.
b. During the Transition Period, Executive will be expected to engage in activities related to the orderly transition of projects occasioned by the separation, to cooperate with the transition of any outstanding business matters, and to remain available and free of conflicts of interest to assist with such business matters as may be requested by the Chief Executive Officer. During the Transition Period, Executive’s base salary shall be 50% of his base salary in effect as of the last day of the Notice Period, and Executive will continue to be entitled to the same automobile allowance, Spokane Club membership fee reimbursement, and Alaska Airlines lounge fee reimbursement Executive is currently entitled to from Banner.
3.          Separation Pay and Benefits.
a. Separation Pay. Commencing on (i) the first regularly scheduled payday after the Effective Date of the Agreement (as defined in Paragraph 9(c)) or (ii) the Separation Date, whichever date is later (the “Separation Pay Trigger Date”), and provided the Separation Date occurs on or after April 10, 2024, and subject further to the provisions of Paragraph 11 of this Agreement and Executive’s execution of the Reaffirmation of Agreement and Supplemental Release of Claims as contemplated in Paragraph 5(c) of this Agreement, Banner Bank shall be obligated to pay Executive the gross sum of Five Hundred Thousand Dollars ($500,000.00) (“Separation Pay”) less income tax withholding, payroll taxes and other authorized deductions, through direct deposit. The Separation Pay will be paid in two equal installments: (1) the first payment will be payable to Executive within ten (10) business days after the later of (x) the Separation Pay Trigger Date or (y) the date on which Executive’s signed Reaffirmation of Agreement and Supplemental Release of Claims document is properly submitted to Banner; and

(2) the second payment will be payable to Executive within ten (10) business days after the expiration of the Covenant Period (as defined in Paragraph 11 herein).
b. Equity and Incentive Awards. Executive’s outstanding restricted stock unit and performance share awards in existence as of the end of the Notice Period will continue to vest, in accordance with the terms of the applicable award agreements, through the Separation Date, and payment in respect of these awards will be made in accordance with the applicable award agreements and the Company’s 2018 Omnibus Incentive Plan. Executive will also be eligible to receive an equity award pursuant to the Company’s 2023 Long-Term Incentive Plan, subject to the discretion of the Board of Directors.
c. Group Health Plan Continuation Coverage and Other Benefits. After the Separation Date, Executive and any spouse and/or covered dependents may elect to purchase continued group medical, dental and vision coverage in accordance with the provisions of COBRA. Executive also may convert other group insurance coverage to individual policies, if allowed by the plan terms. Executive will be responsible for paying any and all insurance premiums for any continuation coverage that is elected.
d. References. Notwithstanding Banner’s policy of providing neutral reference information (dates of employment and job title) to third parties, Executive hereby expressly authorizes Banner’s directors and officers to release additional information and serve as references for Executive in connection with his future professional opportunities.
4.           No Admission of Liability; Agreement Inadmissible. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by Banner of any violation of its policies, procedures, state or federal laws or regulations. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality, if permitted by the tribunal.
5.           General Release by Executive.
a. Executive, on behalf of Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby fully releases and discharges Banner and any of its sponsored employee benefit plans, past and present, and each of them, as well as its and their respective trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, and any of their spouses and marital communities, past and present, from any and all claims, actions, causes of action, rights, or damages, including costs and attorneys’ fees, which Executive may have, known, unknown or later discovered, which arose prior to the date Executive signs this Agreement, related in any way to Executive’s employment and/or its termination (collectively referred to as “Claims”).
b. Executive’s release of Claims includes but is not limited to: any Claims under any local, state or federal laws prohibiting discrimination in employment, including without limitation Title VII of the federal Civil Rights Act of 1964 as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Ledbetter Fair Pay Act, or the Washington State Law

Against Discrimination (or other state anti-discrimination laws or regulations in the state where you reside or worked for the Company); Claims (other than for vested, nonforfeitable benefits) under the Employee Retirement Income Security Act; Claims under any federal, state or local leave laws, like the Family Medical Leave Act; any Claims of breach of any fiduciary duty or responsibility by any Company-sponsored employee benefit plan, or the plan’s trustees or administrators; Claims under any state or local laws regarding minimum wages and overtime, or other wage Claims; any whistleblower, False Claims Act or qui tam Claims; Claims alleging breach of contract, wrongful termination, defamation, whistle-blowing, tortious interference with business expectancy, infliction of emotional distress; or any other Claim alleging a legal restriction on the Company’s ability to terminate an employee. The foregoing release is not intended to, nor does it in any way discharge or waive Executive’s rights to enforce this Agreement or any Releases related to it or to be held harmless and indemnified in the future by Banner Bank and any successors-in-interest for claims asserted against Executive in the future under the Articles of Incorporation, Bylaws, or other governing documents of the Company, the Bank or any other Banner entity, or applicable law.
c. Executive agrees that on the Separation Date, Executive will execute the Reaffirmation of Agreement and Supplemental Release of Claims attached hereto, with the intent that as of the Separation Date, Executive will have waived and released any and all possible claims against Banner arising in any way out of Executive’s employment and the termination of that employment.
6.           General Release by Banner. Banner on behalf of its assigns and successors and each of them hereby fully release and discharge Executive from any and all Claims which Banner may have, known, unknown or later discovered, which arose prior to the date Banner signs this Agreement, related in any way to Executive’s employment with Banner; provided, however, that (a) Banner’s release of Claims shall not apply to Claims against Executive for intentional wrongdoing including but not limited to Claims of fraud, theft, embezzlement, securities law violations, misappropriation of trade secrets and the like and (b) all compensation amounts paid to Executive in connection with his employment at Banner shall be subject to such clawback (recovery) as may be required to be made pursuant to law, rule, regulation or stock exchange listing requirement or any policy of the Company or the Bank adopted pursuant to any such law, rule, regulation or stock exchange listing requirement.
7.           Mutual Covenant Not to Sue. Executive and Banner each affirmatively represent that no Claim has been filed that was released in this Agreement against the other with any court or government agency, and that in the future, neither party will, unless allowed by applicable law, bring a Claim against the other based on a Claim that is released in this Agreement. However, this Agreement will not limit either party from filing a Claim in arbitration to enforce the terms of this Agreement. This Agreement also will not limit Executive from: filing a Claim for unemployment, workers compensation, state disability or COBRA benefits; filing a Claim for any vested, nonforfeitable retirement benefits under ERISA; or from filing any other Claim that may be allowed by applicable law, such as a charge with a government agency that expressly prohibits waivers of an individual’s ability to file charges with the agency or participate in its investigations. If any third party, like a government agency, allows Executive to file a Claim, brings any Claim or conducts any investigation against Banner, nothing in this Agreement forbids Executive from cooperating truthfully in such proceedings, but by this Agreement,

Executive waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of such government agency’s proceedings.
8.           Release of Unknown Claims. Executive and Banner hereby expressly waive any and all rights and benefits conferred by any law, statute, or legal doctrine that would otherwise prevent the release of unknown claims and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any. Executive and Banner acknowledge that they may each discover claims or facts in addition to or different from those which each now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, each party hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts and acknowledges the significance and consequence of such release and waiver.
9.           Consideration Period / Revocation. Executive acknowledges having been advised:
a. Executive should consult with an attorney before signing this Agreement.
b. Executive has at least twenty-one (21) days to consider this Agreement.
c. Executive has seven (7) days after delivering a signed Agreement to Banner to revoke the ADEA waiver and release. Any notice of revocation must be in writing and received by Kayleen Kohler, EVP, Human Resources, 3001 112th Ave. NE, Suite 200, Bellevue, WA 98004 (with a copy by email) by the close of the seven-day revocation period. This Agreement shall not be effective until the eighth day after the signed Agreement has been received by Banner and not revoked (“Effective Date of the Agreement”).
10.        Confidential and Proprietary Information. Executive acknowledges that by reason of Executive’s position with the Bank and the Company, Executive is aware of and has been given access to Banner’s concepts, designs, processes, technologies, trade secrets, customer lists, financial information, marketing plans, business plans, and other forms of confidential and proprietary information, whether or not developed by Executive (hereafter “Confidential Information”). Executive agrees to return to Banner, no later than the Separation Date, all Confidential Information in Executive’s custody or control. Executive further represents that Executive has held all such information confidential and will continue to do so and that Executive will not use such information and relationships for any purpose without the prior written consent of the Company.
11.        Restrictive Covenants
a. During Executive’s employment and continuing for a period of 18 months after the earlier of (x) Executive’s termination of employment with Banner or (y) the first day of the Transition Period (the “Covenant Period”), Executive covenants and agrees that Executive will not:
i. without first obtaining the prior written consent of Banner’s CEO, whose approval shall not be unreasonably withheld, directly, indirectly, or otherwise, own,

manage, operate, control, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity in any county in which Banner Bank (or its subsidiaries) operates a full service branch office or lending center on the first date of Executive’s employment with such other entity;
ii. directly or indirectly solicit, influence, or entice, or attempt to solicit, influence, or entice, any employee or consultant of the Bank or the Company (a) to cease or reduce his or her relationship with the Bank or the Company, as applicable, or (b) to solicit, influence, entice or in any way divert any customer of the Bank to cease or reduce their business relationship with the Bank;
iii. directly or indirectly solicit, divert, take away or attempt to solicit, divert, or take away any customers or business of the Bank; and
iv. directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier or vendor of the Bank or the Company to alter or discontinue its relationship with the Bank or the Company, as applicable.
b.           Notwithstanding Executive’s obligations under Paragraph 11, Executive shall be entitled to own, as a passive investor, up to five percent (5%) of any publicly traded company.
c.            The Bank, the Company and Executive agree that the scope of these non-compete provisions should be construed broadly, in light of Executive’s in-depth knowledge of the Bank and the Company and his knowledge of finances, strategic plans, marketing plans, clients, contract terms and other highly confidential information.
d.             In the event any of the restrictive covenants set forth in Paragraph 11(a) are violated, Banner can, at its sole discretion, cease any remaining payments or compensation due to Executive under this Agreement; however, Executive will remain bound by the terms of the Agreement, including but not limited to the release set forth in Paragraph 5 and the Reaffirmation of Agreement and Supplemental Release of Claims. Banner shall have the right to recover, at any time and in its sole discretion, all or any portion of the payments and other compensation (of whatever nature) paid to Executive (or the equivalent value thereof, in the case of insurance or other non-monetary payments) after such violation occurred.
e.             Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Bank and the Company if Executive fails to observe and comply with Paragraph 11; therefore, Paragraph 11 may be enforced by an action at law for damages and by an injunction or other equitable remedies to prohibit the restricted activity. Executive hereby waives the claim or defense that an adequate remedy at law is available to Banner. Nothing set forth herein shall prohibit Banner from pursuing all remedies available to it.
12.         Cooperation with Investigations. Nothing in this Agreement limits, restricts or precludes either Banner or Executive from cooperating with any governmental agency in the performance of its investigative or other lawful duties. Further, Executive agrees to cooperate fully with Banner, including but not limited to the prosecution or defense of any civil or criminal action or other legal proceedings in which Banner determines that Executive has relevant information or knowledge. Such cooperation shall include, without limitation, communicating with representatives (including attorneys) for Banner, providing truthful testimony in oral or written form, preparing for such testimony with attorneys for Banner, and reviewing documents in connection with such communications or preparations. After the Separation Date, Banner will compensate Executive at the rate of $350.00 per hour for all time spent by Executive assisting Banner at Banner’s request, and shall reimburse Executive for necessary expenses reasonably incurred by Executive in connection with such assistance.
13.         Communication; Non-disparagement. Executive and Banner shall agree upon a mutually acceptable format and approach for Executive to announce Executive’s departure.
Executive agrees not to make any disparaging, uncomplimentary or negative remarks about Banner or its products/services, business affairs or its officers or directors based on or relating to activities that pre-date the execution of this Agreement. Nothing in this paragraph prevents Executive from discussing or disclosing conduct Executive reasonably believes constitutes a violation of public policy, discrimination, harassment, retaliation, or wage and hour infractions.
Banner agrees not to make any disparaging, uncomplimentary or negative remarks about Executive based on or relating to activities that pre-date the execution of this Agreement.
14.         No Assignments. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and shall defend, indemnify and hold harmless the Bank, the Company, and each of their affiliates, from and against any Claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.
15.         Entire Agreement. Except as specifically identified above pertaining to the Employment Agreement, this Agreement and the Reaffirmation of Agreement and Supplemental Release of Claims constitutes and contains the entire agreement and final understanding concerning the subject matters addressed herein. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.
16.         Severability. If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications, and to this end the provisions of this Agreement are declared to be severable.
17.         Washington Law Governs. This Agreement shall be deemed to have been executed and delivered within the State of Washington, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with and governed by the laws of the State of Washington without regard to principles of conflict of laws.
18.        Execution in Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.
19.         Binding Arbitration of Disputes/Tender Back.
a. Disputes or controversies arising under Paragraphs 10 and 11 of this Agreement may only be brought by either party in the state or federal courts located in Spokane, Washington. Any and all remaining disputes, claims or controversies arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation, or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Spokane, Washington, before a single arbitrator to be selected from American Arbitration Association (“AAA”). The parties voluntarily waive any right to have covered disputes decided by a court of law and/or jury. The arbitration shall be administered by AAA pursuant to its Arbitration Rules and Procedures. The arbitrator’s fees and costs shall be paid for by Banner. Arbitration must be initiated within the statute of limitations applicable to the claims in dispute. The arbitrator’s decision shall be final and conclusive, and both parties waive the right to trial de novo or appeal. Judgment on the Award may be entered in Spokane County Superior Court. The substantially prevailing party should be entitled to its/his reasonable attorney’s fees and costs. Any dispute as to the reasonableness of attorney’s fees and costs shall be determined by the arbitrator.
b. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate, or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.
c. Should Executive attempt to challenge the Agreement’s terms, attempt to obtain an order declaring the Agreement to be null and void, or institute a lawsuit against the Bank, the Company or any other Released Party based upon a Claim that is covered by the terms of the release contained in this Agreement, Executive will, as a precondition to such actions, repay all amounts Banner paid pursuant to the Agreement. Furthermore, the prevailing party in any action to challenge this Agreement or to obtain an order declaring this letter Agreement null and void will be entitled to recover their reasonable costs and attorneys’ fees.

20.        Notice. All notices given hereunder shall be given in writing, shall specifically refer to this Agreement, and shall be personally delivered or sent by telecopy or other electronic transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof. If notice is mailed, such notice shall be effective three (3) calendar days after mailing, or if notice is personally delivered or sent by telecopy or other electronic transmission, it shall be effective upon receipt.
If to Executive:	[Insert]
If to Banner Bank:	Banner Bank Attn: EVP, Human Resources 3001 112th Ave NE, Suite 200 Bellevue, WA 98004 Email: Kayleen.Kohler@bannerbank.com
With a copy to: Banner Bank Attn: General Counsel 3001 112th Ave NE, Suite 200 Bellevue, WA 98004 Email: legal@bannerbank.com
21.       Section 409A Compliance. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty, or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive. Notwithstanding the foregoing, Executive recognizes and acknowledges that Banner has not provided, and is not providing, any tax advice or any guarantee regarding the tax treatment of payments under this Agreement, and Executive is responsible for assessing the tax consequences of payments, and has had an opportunity to consult with a tax advisor and negotiate a structure of payments under this Agreement. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Code Section 409A. Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement. If any 21-day consideration and seven-day revocation period spans two calendar years, then the Separation Pay shall be paid on the first regularly scheduled pay date in the calendar year immediately following the year of the termination. For purposes of this Agreement, the term “termination of employment” and any similar phrase means “separation from service” as defined pursuant to Code Section 409A and corresponding regulations. In addition, notwithstanding anything to the contrary in this Agreement, if at the time Executive’s employment terminates, he is a “specified employee,” as defined for purposes of Code Section 409A, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death; to the extent necessary to comply with Code Section 409A and avoid additional tax, penalty, or interest under Code Section 409A.
22.        Executive acknowledges and represents that:
a. The payments described in this Agreement, including those set forth in Paragraph 3(b) of this Agreement, are the sole and exclusive compensation to which Executive is entitled from Banner and fully satisfy any salary, wages, bonuses, accrued vacation, incentive compensation, commissions, severance benefits, and any and all other benefits or consideration due to Executive.
b. Executive is not aware of any facts that would establish or support any violation by Banner of any federal False Claims Act (or any similar state or federal qui tam statute) which generally prohibits fraud against the government, or of any federal or state securities laws.
c. Any questions Executive may have had about this Agreement have been answered to Executive’s satisfaction.
d. Executive knowingly and voluntarily signed this Agreement, without coercion or duress, in order to receive the benefits offered through the Agreement.
[signature page follows]

Signature Page to Separation and Release Agreement

EXECUTED this _____ day of _______, 2023 at _____________ County, Washington.

Peter J. Conner

EXECUTED this _____ day of _______, 2023 at King County, Washington.

BANNER CORPORATION and BANNER BANK

By
Mark J. Grescovich
President and Chief Executive Officer

REAFFIRMATION OF AGREEMENT AND SUPPLEMENTAL RELEASE OF CLAIMS
This Reaffirmation of Agreement and Supplemental Release of Claims (“Reaffirmation”) is made and executed by Peter J. Conner (“Executive”) pursuant to the Separation and Release Agreement (“Agreement”) previously executed by Executive, Banner Bank (“Banner Bank”) and Banner Corporation (“Banner Corporation”).
Reaffirmation and Supplemental Release. In consideration of the benefits Executive has and will receive under the Agreement, including (as applicable) continued employment through Separation Date and attendant salary and benefits available as result of that employment and the separation pay and benefits, Executive hereby affirms, accepts, and agrees to be bound by the terms of and representations in the Agreement, as if set forth anew herein, including the confidentiality provisions and restrictive covenants thereof and including the general waiver and release of claims set forth in the section of the Agreement titled “General Release by Executive”, as of the date set forth below.
Acknowledgment of Understanding. Executive acknowledges that Executive has carefully read and fully understands all aspects of this Reaffirmation and that Executive has not relied upon any representations or statements not set forth herein or made by Banner Bank’s or Banner Corporation’s agents or representatives.
Opportunity to Consider and Seek Legal Counsel. Executive acknowledges that Executive has been advised to seek legal counsel of Executive’s choice to review this Reaffirmation and its implications, and that Executive enters into this Reaffirmation freely and without duress of any kind or nature. Executive has been provided the opportunity to consider for twenty-one (21) days whether to enter this Reaffirmation. Executive has read this Reaffirmation and has knowingly and voluntarily chosen to enter the Reaffirmation. Executive may revoke this Reaffirmation within seven (7) days of signing. Notice of revocation may be sent to: Kayleen Kohler, EVP Human Resources at Kayleen.Kohler@bannerbank.com.

EXECUTED this _____ day of _______, 2024 at ___________ County, Washington.

Peter J. Conner